Contact Info:    Mary Ellen Fitzpatrick, Senior Vice President, Corporate Communications (978) 656-5520

Enterprise Bancorp, Inc. Announces 94th Consecutive Profitable Quarter; 2013 First Quarter Net Income of $3.4 Million; and Loan Growth of $44.5 Million

LOWELL, MA-(GlobeNewswire)-(April 18, 2013) - Enterprise Bancorp, Inc. (the “Company”) (NASDAQ: EBTC), parent of Enterprise Bank, announces net income for the three months ended March 31, 2013 of $3.4 million, an increase of $260 thousand, or 8%, compared to the same three-month period in 2012. Diluted earnings per share were $0.35 for the three months ended March 31, 2013, an increase of $0.02, or 6%, compared to the same period in 2012. Total assets increased 2% in the first quarter of 2013, amounting to $1.69 billion at March 31, 2013. Loans outstanding increased 3%, which represents a rate of 13% on an annualized basis.

As previously announced on April 16, 2013, the Company declared a quarterly dividend of $0.115 per share to be paid on June 3, 2013 to shareholders of record as of May 13, 2013. The quarterly dividend represents a 4.5% increase over the 2012 dividend rate.

Chief Executive Officer Jack Clancy commented, “We believe our first quarter growth and performance position Enterprise well for 2013. Our performance is a reflection of our organic growth and market expansion. We will continue to focus on investments in technology, our communities, and our family of Enterprise employees. Our 21st branch in Lawrence, MA is scheduled to open within the month and our recently announced 22nd branch in Nashua, NH is planned to open in the fourth quarter of 2013.”
George L. Duncan, Founder and Chairman, commented that “Our Bank will continue to take advantage of the many opportunities that lie ahead.   The economic climate has stabilized providing further opportunities for a strong, profitable, well-managed commercial bank as the housing, construction and manufacturing sectors are reporting positive signs of growth.  Furthermore, indicators show businesses are looking to expand and start-up companies are on the increase in our region. With our expanding branch network, our highly skilled and experienced banking team and state-of-the-art products and services, we look forward with great anticipation to beginning our second quarter century in business.”

Results of Operations
The Company's growth contributed to increases in net interest income, the provision for loan losses and the level of operating expenses for the quarter ended March 31, 2013 compared to the same 2012 period. In the three months ended March 31, 2013, non-interest income also increased primarily as a result of gains on securities sales.

Net interest income for the three months ended March 31, 2013 amounted to $15.8 million, an increase of $890 thousand, or 6%, compared to the same period in 2012. This increase in net interest income was due primarily to revenue generated from loan growth, partially offset by a decrease in tax equivalent net interest margin ("margin"). Quarterly average loan balances (including loans held for sale) increased $138.6 million for the three months ended March 31, 2013, compared to the same period in 2012. Net interest margin was 4.16% for the quarter ended March 31, 2013, compared to 4.36% for the quarter ended March 31, 2012. Margin was 4.21% for the quarter ended December 31, 2012. Consistent with the industry, the margin continued to trend downward, as the yield on interest-earning assets declined faster than the cost of funding, as funding rates have reached a level leaving little room for significant reductions.

The provision for loan losses amounted to $783 thousand for the three months ended March 31, 2013, compared to $300 thousand for the same period in 2012. The increase in the provision is primarily due to loan growth during the first quarter of 2013, partially offset by modest credit stabilization within the loan portfolio compared to the 2012 period. In making the provision to the allowance for loan losses, management takes into consideration the level of loan growth, adversely classified and non-performing loans, the estimated specific reserves needed for impaired loans, the level of net charge-offs, and the estimated impact of current economic conditions on credit quality. The level of loan growth for the three months ended March 31, 2013, was $44.5 million, compared to $1.9 million during the same period in 2012. The balance of the allowance for loan losses allocated to impaired loans amounted to $4.3 million at March 31, 2013, compared to $3.7 million at March 31, 2012. Total non-performing assets as a percentage of total assets were 1.18% at March 31, 2013, compared to 1.74% at March 31, 2012. For the three months ended March 31, 2013, the Company recorded net charge-offs of $21 thousand. For the three months ended March 31, 2012, net charge-offs were $853 thousand. Management continues to closely monitor the non-performing assets, charge-offs and necessary allowance levels, including specific reserves. The allowance for loan losses to total loans ratio was 1.78% at both March 31, 2013 and December 31, 2012.

Non-interest income for the three months ended March 31, 2013 amounted to $3.6 million, an increase of $665 thousand, or 22%, compared to the first quarter of 2012. The increase over the 2012 quarter was primarily due to increases in gains on securities sales, gains on loan sales, and deposit and interchange fees.

Non-interest expense for the three months ended March 31, 2013 amounted to $13.5 million, an increase of $636 thousand, or 5%, compared to the same period in the prior year. Increased expenses related to salaries and benefits and technology over the comparable quarter were primarily due to the Company's strategic growth initiatives, including branch expansion. Occupancy expenses increased over the comparable 2012 period primarily as a result of branch growth and investments in maintaining our facilities. Partially offsetting these increases were reductions in the costs of advertising and public relations compared to the 2012 quarter, due to the timing of advertising initiatives and corporate community events.

Key Financial Highlights

▪	Total assets were $1.69 billion at March 31, 2013 as compared to $1.67 billion at December 31, 2012, an increase of $28.3 million, or 2%.

▪	Total loans amounted to $1.40 billion at March 31, 2013, an increase of $44.5 million, or 3%, since December 31, 2012.

▪
Total deposits, excluding brokered, were $1.48 billion at March 31, 2013 as compared to $1.47 billion at December 31, 2012, an increase of $9.6 million, or 1%. Brokered deposits were $3.0 million at both March 31, 2013 and December 31, 2012.

▪	Investment assets under management amounted to $614.9 million at March 31, 2013 as compared to $592.4 million at December 31, 2012, an increase of $22.6 million, or 4%.

▪	Total assets under management amounted to $2.39 billion at March 31, 2013, compared to $2.33 billion at December 31, 2012, an increase of $51.4 million, or 2%.

Enterprise Bancorp, Inc. (the “Company”), is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank, and has reported 94 consecutive profitable quarters. The Company principally is engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities. Through the bank and its subsidiaries, the Company offers a range of commercial and consumer loan products, deposit and cash management products as well as investment advisory and wealth management, and insurance services. The Company's headquarters and the bank's main office are located at 222 Merrimack Street in Lowell, Massachusetts. The Company's primary market area is the Merrimack Valley and North Central regions of Massachusetts and Southern New Hampshire. Enterprise Bank has twenty full-service branch offices located in the Massachusetts cities and towns of Lowell, Acton, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Leominster, Methuen, Tewksbury, Tyngsboro and Westford and in the New Hampshire towns of Derry, Hudson, Pelham and Salem. The Company is also completing construction on a new branch in Lawrence, MA and anticipates that this office will open in April 2013. Additionally, our Nashua, NH office is scheduled to open in the fourth quarter of 2013.

The above text contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by reference to a future period or periods or by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” and other similar terms or expressions. Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance and achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause such differences include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations and competition. For more information about these factors, please see our most recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations.” Any forward-looking statements contained in this press release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise.

ENTERPRISE BANCORP, INC.
Consolidated Balance Sheets
(unaudited)

(Dollars in thousands)	March 31, 2013	December 31, 2012	March 31, 2012
Assets
Cash and cash equivalents:
Cash and due from banks	$29,873	$38,007	$28,316
Interest-earning deposits	9,653	12,218	50,277
Fed funds sold	1,299	2,510	17,567
Total cash and cash equivalents	40,825	52,735	96,160

Investment securities at fair value	183,709	184,464	154,085
Federal Home Loan Bank stock	4,008	4,260	4,260
Loans held for sale	3,521	8,557	4,062
Loans, less allowance for loan losses of $25,016 at March 31, 2013, $24,254 at December 31, 2012 and $22,607 at March 31, 2012	1,379,144	1,335,401	1,224,712
Premises and equipment	28,096	27,206	27,026
Accrued interest receivable	6,113	5,828	5,698
Deferred income taxes, net	12,610	12,548	12,258
Bank-owned life insurance	15,559	15,443	15,071
Prepaid income taxes	—	174	807
Prepaid expenses and other assets	14,744	13,454	10,275
Goodwill	5,656	5,656	5,656

Total assets	$1,693,985	$1,665,726	$1,560,070

Liabilities and Stockholders’ Equity

Liabilities
Deposits	$1,484,668	$1,475,027	$1,405,007
Borrowed funds	44,350	26,540	2,869
Junior subordinated debentures	10,825	10,825	10,825
Accrued expenses and other liabilities	10,344	13,182	10,346
Income taxes payable	783	—	—
Accrued interest payable	301	603	340
Total liabilities	1,551,271	1,526,177	1,429,387

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—	—
Common stock $0.01 par value per share; 20,000,000 shares authorized; 9,808,108 shares issued and outstanding at March 31, 2013 (including 171,688 shares of unvested participating restricted awards), 9,676,477 shares issued and outstanding at December 31, 2012 (including 154,186 shares of unvested participating restricted awards) and 9,580,911 shares issued and outstanding at March 31, 2012 (including 154,732 shares of unvested participating restricted awards)	98	97	96
Additional paid-in capital	49,103	48,194	45,960
Retained earnings	89,475	87,159	81,128
Accumulated other comprehensive income	4,038	4,099	3,499
Total stockholders’ equity	142,714	139,549	130,683

Total liabilities and stockholders’ equity	$1,693,985	$1,665,726	$1,560,070

ENTERPRISE BANCORP, INC.
Consolidated Statements of Income
(unaudited)

	Three months ended March 31,
(Dollars in thousands, except per share data)	2013	2012
Interest and dividend income:
Loans and loans held for sale	$16,373	$15,958
Investment securities	810	799
Other interest-earning assets	10	19
Total interest and dividend income	17,193	16,776
Interest expense:
Deposits	1,034	1,537
Borrowed funds	46	16
Junior subordinated debentures	294	294
Total interest expense	1,374	1,847
Net interest income	15,819	14,929
Provision for loan losses	783	300
Net interest income after provision for loan losses	15,036	14,629
Non-interest income:
Investment advisory fees	1,016	1,021
Deposit and interchange fees	1,108	1,021
Income on bank-owned life insurance, net	116	134
Net gains on sales of investment securities	480	47
Gains on sales of loans	335	240
Other income	584	511
Total non-interest income	3,639	2,974

Non-interest expense:
Salaries and employee benefits	8,048	7,503
Occupancy and equipment expenses	1,571	1,414
Technology and telecommunications expenses	1,153	999
Advertising and public relations expenses	620	789
Audit, legal and other professional fees	414	483
Deposit insurance premiums	249	277
Supplies and postage expenses	237	231
Investment advisory and custodial expenses	126	97
Other operating expenses	1,036	1,025
Total non-interest expense	13,454	12,818

Income before income taxes	5,221	4,785
Provision for income taxes	1,788	1,612

Net income	$3,433	$3,173

Basic earnings per share	$0.35	$0.33
Diluted earnings per share	$0.35	$0.33

Basic weighted average common shares outstanding	9,715,174	9,499,568
Diluted weighted average common shares outstanding	9,790,472	9,568,677

ENTERPRISE BANCORP, INC.
Selected Consolidated Financial Data and Ratios
(unaudited)

(Dollars in thousands, except per share data)	At or for the three months ended March 31, 2013	At or for the year ended December 31, 2012	At or for the three months ended March 31, 2012

BALANCE SHEET AND OTHER DATA
Total assets	$1,693,985	$1,665,726	$1,560,070
Loans serviced for others	76,377	75,854	68,948
Investment assets under management	614,948	592,355	567,589
Total assets under management	$2,385,310	$2,333,935	$2,196,607

Book value per share	$14.55	$14.42	$13.64
Dividends paid per common share	$0.115	$0.440	$0.110
Total capital to risk weighted assets	11.41%	11.46%	11.56%
Tier 1 capital to risk weighted assets	10.09%	10.15%	10.26%
Tier 1 capital to average assets	8.67%	8.64%	8.86%
Allowance for loan losses to total loans	1.78%	1.78%	1.81%
Non-performing assets	$20,031	$22,101	$27,191
Non-performing assets to total assets	1.18%	1.33%	1.74%

INCOME STATEMENT DATA (annualized)
Return on average total assets	0.84%	0.78%	0.85%
Return on average stockholders’ equity	9.87%	9.27%	9.88%
Net interest margin (tax equivalent)	4.16%	4.27%	4.36%